Exhibit 10.31

QEP RESOURCES, INC.
1050 17th Street
Denver, CO 80265

February 28, 2018
Elliott Management Corporation
40 West 57th Street
New York, NY 10019-4001
Attention: Andrew Taylor

Ladies and Gentlemen:
This letter (this "Agreement") constitutes the agreement between Elliott Management Corporation ("Elliott") and QEP Resources, Inc. (the "Company"). Each of Elliott and the Company is individually a "Party" and collectively they are the "Parties." Capitalized terms used and not otherwise defined have the meanings ascribed to them in paragraph 6 of this Agreement.
1.    Promptly following the execution and delivery of this Agreement (but in any event within one (1) business day after the date of this Agreement), the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the "Company Press Release") and each Party shall not, and shall cause its Affiliates and its and their respective principals, directors, members, general partners, officers, employees and agents and representatives acting on their behalf not to, make any statement inconsistent with the Company Press Release in connection with the announcement of this Agreement. Elliott shall not, and shall cause its other Restricted Persons (as defined below) not to, issue any press release in connection with the execution of this Agreement. Additionally, promptly following the execution and delivery of this Agreement (but in any event within one (1) business day after the date of this Agreement), the Company shall file a Current Report on Form 8-K (the "Company 8-K") and/or an Annual Report on Form 10-K (the "Company 10-K"), which shall report the entry into this Agreement. Each of the Form 8-K and Form 10-K shall be consistent with the Company Press Release and the terms of this Agreement.
2.    In the Company’s Proxy Statement for the 2018 Annual Meeting, the Company’s stockholders will be asked to vote on a binding amendment to the Company’s Amended and Restated Certificate of Incorporation effecting an immediate declassification of the Company’s Board of Directors (the "Board") to provide for the annual election of all directors (the "Declassification Amendment"), and management and the Board shall recommend that the Company’s stockholders vote in favor of approving the Declassification Amendment.  The Declassification Amendment will be presented to the Company’s stockholders for vote at the 2018 Annual Meeting. In connection with the Declassification Amendment, all of the current members of the Board, other than Mr. Thacker, will tender their resignations prior to the 2018 Annual Meeting, to be effective prior to the vote for directors at such meeting with the intention that should the Declassification Amendment be approved by the Company’s stockholders, all of the directors (other than Mr. Thacker) shall serve until the 2019 Annual Meeting, or until their earlier resignation or retirement from the Board, and that Mr. Thacker will serve his remaining term which expires at the 2019 Annual Meeting.
3.    In connection with the 2018 Annual Meeting (and any adjournments or postponements), the Company shall (a) recommend that the Company’s stockholders vote in favor of the election of each of the Company’s nominees and the approval of the Declassification Amendment, (b) solicit proxies for the election of each of the Company’s nominees and the approval of the Declassification Amendment, (c) cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of approval of the Declassification Amendment, and (d) cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Company’s nominees. In connection with the 2018 Annual Meeting (and any adjournments or postponements), Elliott shall cause to be present for quorum purposes and vote or cause to be voted any Company common stock that Elliott or its controlling or controlled Affiliates has the right to vote on the record date for the 2018 Annual Meeting and is beneficially owned by Elliott or its controlling or controlled Affiliates in favor of (i) the Declassification Amendment, (ii) the election of directors nominated by the Board, and (iii) otherwise in accordance with the Board’s recommendation on any other proposals not related to an Extraordinary Transaction (as defined below).
4.    From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this paragraph 4 terminate as provided herein (such period, the "Restricted Period"), Elliott shall not, and shall cause its Affiliates and its and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, "Restricted Persons") not to, directly or indirectly, absent prior express written invitation or authorization by the Board:
(a) engage in any "solicitation" (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors of the Company or any of its subsidiaries or any other matter or proposal relating to the Company or any of its subsidiaries or become a "participant" (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;
(b) knowingly encourage or advise any Person or knowingly assist any Person in encouraging or advising any other Person (i) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (ii) in conducting any type of referendum relating to the Company or any of its subsidiaries (other than such encouragement or advice that is consistent with management’s recommendation in connection with a particular matter);
(c) form, join or act in concert with any "group" as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any Voting Securities, other than solely with Affiliates of Elliott with respect to Voting Securities now or hereafter owned by them;
(d) acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in Elliott having a Net Long Position of, or voting rights (or the right to acquire voting rights) with respect to, more than 9.9% of the Voting Securities of the Company;
(e) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock of the Company held by Elliott to any Third Party;
(f) make or in any way participate, either alone or in concert with others, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, purchase of a division, purchase of all or substantially all of the assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or its or their respective securities or assets (each, an "Extraordinary Transaction") (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction initiated by a Third Party on the same basis as other stockholders of the Company or any of its subsidiaries, or from participating in any Extraordinary Transaction that has been approved by the Board or the board of any subsidiary of the Company), provided that in no case will any asset sales (or series of asset sales) consistent with the strategic initiatives announced in the Company Press Release be an Extraordinary Transaction; or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or any of its subsidiaries or the Board or the board of any subsidiary of the Company that would reasonably be expected to require the Company or Elliott to make a public announcement regarding any of the types of matters set forth above in this clause (f);
(g) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement other than (i) this Agreement, (ii) solely with Affiliates of Elliott, or (iii) granting proxies in solicitations approved by the Board or the board of any subsidiary of the Company;
(h) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or the board of any subsidiary of the Company or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or any such other board, (ii) seek, alone or in concert with others, the removal of any member of the Board or any such other board, or (iii) conduct a referendum of stockholders of the Company or any of its subsidiaries; provided that nothing in this Agreement shall prevent Elliott or its Affiliates from taking actions confidentially in furtherance of identifying director candidates in connection with the 2019 Annual Meeting so long as such actions do not create a public disclosure obligation for Elliott or the Company and are undertaken on a confidential basis and in accordance in all material respects with Elliott’s normal practices in the circumstances;
(i) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) relating to the Company or any of its subsidiaries;
(j) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the General Corporation Law of the State of Delaware or other statutory or regulatory provisions providing for shareholder access to books and records;

(k) except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board or the board of any subsidiary of the Company, (ii) any material change in the capitalization or dividend policy of the Company or any of its subsidiaries, (iii) any other material change in management, business or corporate structure of the Company or any of its subsidiaries, or in the ability of the Company to engage in a future change of control transaction, (iv) any waiver, amendment or modification to the certificate of incorporation or bylaws ("Governing Documents") of the Company or any of its subsidiaries, (v) causing a class of securities of the Company or any of its subsidiaries to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company or any of its subsidiaries to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(l) institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 4; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (i) instituting litigation to enforce the provisions of this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;
(m) enter into any negotiations, agreements or understandings with any Third Party to take any action that Elliott is prohibited from taking pursuant to this paragraph 4;
(n) publicly disclose any intention, plan or arrangement inconsistent with any provision of this paragraph 4; or
(o) make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;
provided that (A) the restrictions in this paragraph 4 shall terminate automatically upon the earliest of: (i) as a nonexclusive remedy for any such breach, five (5) business days after written notice is delivered to the Company by Elliott following a material breach of this Agreement by the Company if such breach has not been cured within such notice period; provided further, that Elliott is not in material breach of this Agreement at the time such notice is given; (ii) the announcement by the Company that it (x) has entered into a definitive agreement, or (y) is negotiating with any Third Party regarding a commercially reasonable offer (which it intends to pursue in good faith to enter into an Extraordinary Transaction), in each case with respect to any Extraordinary Transaction that would result in the acquisition by any Person of more than 50% of the Voting Securities of the Company; (iii) the commencement of any tender or exchange offer (by any Person other than Elliott or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (provided that nothing herein shall prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); (iv) the public announcement by the Company that it is exploring or may explore strategic alternatives for an Extraordinary Transaction, including by conducting a strategic review process or similar evaluation, (v) such time as the Company files with the SEC or delivers to its stockholders any preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2018 Annual Meeting that is inconsistent with the terms of this Agreement; (vi) the adoption by the Board of any amendment to the Company’s Governing Documents, each as in effect on the date hereof, that would reasonably be expected to impair the ability of a stockholder to submit nominations of individuals for election to the Board or stockholder proposals in connection with any Annual Meeting after the 2018 Annual Meeting; and (vii) the adoption of any shareholder rights plan (unless such rights plan has a trigger in excess of 10% of the common stock of the Company outstanding and is adopted (x) in response to an accumulation by a Third Party, or (y) in response to an unsolicited proposal for an Extraordinary Transaction); and (B) nothing in this paragraph 4 or paragraph 5 shall prevent Elliott from making (i) any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, or (ii) any factual statement made to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over Elliott from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by Elliott or any of its Affiliates). Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of the Restricted Persons to grant any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable.
5.    During the Restricted Period, each of the Company and Elliott shall refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers, employees and agents and representatives acting on their behalf not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other Persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of Elliott, the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company, Elliott and Elliott’s advisors, their respective employees or any individual who has served as an employee of Elliott and Elliott’s advisors. The foregoing shall not (i) restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Person from whom information is sought or (ii) apply to any private communications between Elliott, its Affiliates and its and their respective principals, directors, members, general partners, officers, employees or agents or representatives acting on their behalf, on the one hand, and the Company or any of its subsidiaries, directors, officers, employees or agents or representatives acting on their behalf, on the other hand.
6.    As used in this Agreement, the term (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided that "Affiliates" of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term "control" is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided further that with respect to Elliott "Affiliates" shall not include any portfolio operating company of Elliott or its Affiliates; (b) "Annual Meeting" shall mean the annual meeting of stockholders of the Company, and any reference to an Annual Meeting preceded by a calendar year (e.g., "2018") shall mean the Annual Meeting to occur during such calendar year; (c) "beneficially own", "beneficially owned" and "beneficial ownership" shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (d) "business day" shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (e) "controlled," "controlling" and "controlled by" shall have the meanings set forth in Rule 12b-2 promulgated under the Exchange Act; (f) "Expiration Date" shall mean the earlier of (i) January 15, 2019, and (ii) thirty (30) days prior to the first day of the time period established pursuant to the Company’s bylaws for stockholders to deliver notice to the Company of director nominations to be brought before the 2019 Annual Meeting; (g) "Net Long Position" shall mean, with respect to any Person, such Person’s net long position, as defined in Rule 14e-4 under the Exchange Act, mutatis mutandis, in respect of the Company’s common stock; provided that, for the avoidance of doubt, "Net Long Position" will not include any shares as to which such Person does not have the right to vote or direct the vote or as to which such Person has entered into a derivative contract or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, any of the economic consequences of ownership of such shares; (h) "Person" shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (i) "SEC" means the United States Securities and Exchange Commission; (j) "Third Party" shall mean any Person that is not a Party or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any Party; and (k) "Voting Securities" shall mean the shares of common stock of the Company and any other securities thereof entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that "Voting Securities" shall not include any securities contained in any index, exchange traded fund, benchmark or other industry-related basket of at least ten securities.
7.    Elliott represents, warrants and agrees that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Elliott, enforceable against it in accordance with its terms; (b) as of the date of this Agreement, Elliott beneficially owns an aggregate of 11,700,000 shares of Voting Securities of the Company, of which 10,500,000 are shares of common stock of the Company; and (c) this Agreement does not violate any law, any order of any court or other agency of government, or Elliott’s organizational documents, each as in effect on the date of this Agreement.
8.    The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; and (c) this Agreement does not violate any law, any order of any court or other agency of government, or the Company’s Governing Documents, each as in effect on the date of this Agreement.
9.    Each Party acknowledges that (i) the other Party would be irreparably injured by a breach of this agreement and (ii) monetary remedies may be inadequate to protect a party against any actual or threatened breach or continuation of any breach of this agreement. Without prejudice to any other rights and remedies otherwise available to a Party under this agreement, (a) each Party shall be entitled to seek equitable relief by way of injunction or otherwise to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages; (b) the breaching Party shall not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching Party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching Party. Such remedies shall not be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity. This Agreement is solely for the benefit of the Parties and shall not be enforceable by any other Person.
10.    This Agreement constitutes the only agreement between Elliott and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the Party incurring such fees, costs or expenses. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.
11.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Each Party irrevocably and unconditionally consents to the exclusive institution and resolution of any action, suit or proceeding of any kind or nature with respect to or arising out of this Agreement brought by any Party in the Chancery Court of the State of Delaware and the appellate courts thereof. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 12 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
12.    All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement, and all legal process in regard hereto, shall be in writing and shall be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

QEP Resources, Inc.
1050 17th Street
Denver, CO 80265
Attention: Christopher K. Woosley, Esq.
Email: chris.woosley@qepres.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019-6119
Attention: David A. Katz, Esq.
Email: dakatz@wlrk.com

and

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Attention: Mark D. Gerstein, Esq.
Email: mark.gerstein@lw.com

If to Elliott:

Elliott Management Corporation
40 West 57 Street
New York, NY 10019-4001
Attention: Andrew Taylor
Email: ataylor@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Steve Wolosky, Esq. and Andrew Freedman, Esq.
Email: swolosky@olshanlaw.com and afreedman@olshanlaw.com

At any time, any Party may, by notice given in accordance with this paragraph 12 to the other Party, provide updated information for notices hereunder
13.    This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning this agreement to the undersigned, whereupon this Agreement shall become a binding agreement between Elliott and the Company.

Very truly yours,

QEP RESOURCES, INC.

By:	/s/ Charles B. Stanley
Name:	Charles B. Stanley
Title:	Chairman, President and Chief Executive Officer

Accepted and agreed
as of the date first written above:

Elliott Management Corporation

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

EXHIBIT A

[Final Version of Press Release]